CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated December 23, 2010, accompanying the financial statements of Investment Grade Municipal Trust, Series 48 and Insured Municipals Income Trust, Series 492 (included in Van Kampen Unit Trusts, Municipal Series 522) as of August 31, 2010, and for each of the three years in the period then ended and the financial highlights for each of the five years in the period ended August 31, 2010, contained in this Post-Effective Amendment No. 6 to Form S-6 (File No. 333-118411) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
December 23, 2010